Exhibit 99.1
[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS BANK REPORTS FOURTH QUARTER 2020 EPS OF $0.71
-- Record top line revenue reflects significant loan growth, net interest margin stability, and gains on SBA loan sales --
-- Non-performing assets decline 27% --
MADISON, Wis., January 28, 2021 (BUSINESS WIRE) -- First Business Financial Services, Inc. (the “Company” or “First Business Bank”) (Nasdaq:FBIZ) reported record net interest income and stable non-interest income, resulting in net income of $6.1 million, or diluted earnings per share of $0.71, in the fourth quarter 2020. First Business Bank’s strong financial results reflected improved asset quality as non-performing assets declined by $10.0 million, or 27.3%, attributable to loan payoffs and $6.7 million in charge-offs partially offset by the release of $5.2 million in related specific reserves.
“First Business Bank’s commitment to investing in talent contributed to our record revenue in the fourth quarter and very attractive positioning for strong and sustainable earnings growth in 2021 and beyond,” President and Chief Executive Officer Corey Chambas said. “Record in-market deposits at year end contributed to meaningful fourth quarter funding cost reductions and net interest margin stability while providing ample liquidity to fund our exceptional double-digit loan growth of 12% for the year, excluding PPP loans.” Chambas added, “We are also very pleased with the improvement in asset quality during the quarter and our outlook on credit going forward is positive.”
Summary results as of and for the fourth quarter ended December 31, 2020:
•Net income totaled $6.1 million, or diluted earnings per share of $0.71, in the fourth quarter of 2020, compared to $4.3 million, or diluted earnings per share of $0.50, in the third quarter of 2020 and $5.8 million, or diluted earnings per share of $0.67, in the fourth quarter of 2019.
•Annualized return on average assets and annualized return on average equity measured 0.93% and 11.92%, respectively, compared to 0.68% and 8.58% for the linked quarter and 1.09% and 11.93% for the fourth quarter of 2019.
•The Company had $228.9 million in Paycheck Protection Program (“PPP”) loans outstanding, down $103.5 million compared to the third quarter of 2020, and recognized $3.3 million in associated processing fee income, compared to $1.1 million and $859,000 in PPP processing fees in the third and second quarters of 2020, respectively.
•Pre-tax, pre-provision adjusted earnings, which excludes certain one-time and discrete items as defined in the Non-GAAP Reconciliations at the end of this release, totaled a record $11.7 million, up 25.6% from the third quarter of 2020 and up 29.4% from the fourth quarter of 2019. Pre-tax, pre-provision adjusted return on average assets was 1.80% compared to 1.47% and 1.72% for the linked and prior year quarters, respectively.
•Gross loans and leases receivable, excluding net PPP loans, were $1.921 billion as of December 31, 2020, up 16.4% annualized from the third quarter of 2020 and 12.0% from the fourth quarter of 2019.
•COVID-19 related loan deferrals outstanding declined by $104.5 million during the quarter to $27.0 million, or 1.4% of gross loans and leases, excluding gross PPP loans, at period end.
•Non-performing assets decreased $10.0 million, or 27.3%, to $26.7 million, or 1.04% of total assets, compared to $36.7 million, or 1.41%, at September 30, 2020 and $23.5 million, or 1.12%, at December 31, 2019. Non-performing assets to total assets, excluding net PPP loans was 1.14%, compared to 1.61%, at September 30, 2020.
•The allowance for loan and lease losses decreased $2.3 million, or 7.5%, compared to September 30, 2020, primarily due to a $5.2 million decrease in specific reserves. This decrease was partially offset by a $2.9 million increase in general reserves, principally driven by loan growth and the uncertainty of the economic conditions during the COVID-19 pandemic. The allowance for loan and lease losses was 1.33% of total loans as of December 31, 2020, compared to 1.41% and 1.14% at September 30, 2020 and December 31, 2019, respectively. Excluding net PPP loans, the allowance for loan and lease losses decreased to 1.48% of total loans as of December 31, 2020, compared to 1.67% as of September 30, 2020.
•Provision for loan and lease losses totaled $4.3 million in the fourth quarter of 2020, compared to $3.8 million in the third quarter of 2020 and $1.5 million in the fourth quarter of 2019.
•In January of 2021, the Company received a recovery of approximately $2.0 million on a loan charged off in a prior year. While this recovery will have a positive impact on the Company’s provision for loan and lease losses in the first quarter of 2021, it is not necessarily indicative of a trend or a reflection of the Company’s ultimate provision for the first quarter.
•Robust liquidity position includes record in-market deposits of $1.683 billion, up $15.8 million from September 30, 2020, and $304.1 million from December 31, 2019.

•Net interest margin was 3.69% in the fourth quarter of 2020, compared to 3.14% in the third quarter of 2020 and 3.73% in the fourth quarter of 2019. Adjusted net interest margin, which excludes certain one-time and discrete items as defined in the Non-GAAP Reconciliations at the end of this release, was 3.25% in the fourth quarter of 2020, compared to 3.24% in the third quarter of 2020 and 3.41% in the fourth quarter of 2019.
•Fees in lieu of interest, defined as prepayment fees, asset-based loan fees, non-accrual interest, and loan fee amortization, totaled $4.7 million in the fourth quarter of 2020, compared to $1.5 million in the third quarter of 2020 and $1.8 million in the fourth quarter of 2019. Loan fee amortization includes PPP processing fee income of $3.3 million and $1.1 million in the fourth and third quarters of 2020, respectively.
•Top line revenue, defined as net interest income plus non-interest income, totaled a record $29.3 million, up 50.4% annualized from the third quarter of 2020 and 14.2% from the fourth quarter of 2019.
•Non-interest income totaled $6.8 million, or 23.2% of total revenue, in the fourth quarter of 2020, compared to $7.4 million, or 28.5% of total revenue in the third quarter of 2020 and $7.2 million, or 28.0% of total revenue in the fourth quarter of 2019.
•Non-interest expense was $17.7 million in the fourth quarter of 2020, compared to $16.8 million in the third quarter of 2020 and $16.8 million in the fourth quarter of 2019. Operating expense, which excludes certain one-time and discrete items as defined in the Non-GAAP Reconciliations at the end of this release, totaled $17.6 million in the fourth quarter of 2020, compared to $16.7 million in the third quarter of 2020 and $16.6 million in the fourth quarter of 2019.
•The efficiency ratio, which excludes certain one-time and discrete items as defined in the Non-GAAP Reconciliations at the end of this release, improved to 60.02% in the fourth quarter of 2020, down from 64.16% and 64.77% in the linked and prior year quarters, respectively. Quarterly efficiency ratios in 2021 are not expected to continue at the level experienced in the fourth quarter of 2020, but are anticipated to be more in line with levels reported in the periods of comparison.
•On January 28, 2021, the Board of Directors of the Company adopted a new share repurchase program that authorizes the Company to repurchase up to $5 million of the Company’s common stock over a period of approximately twelve months, ending on January 31, 2022. The Company suspended its prior share repurchase program in March 2020 due to the uncertainty surrounding the COVID-19 pandemic. Under the previous plan, which was initiated in September 2019 and expired September 30, 2020, the Company had repurchased $3.5 million of the $5 million authorized in the Company’s common stock.
“The Board and management believe the Company’s shares are undervalued, given the record of performance and the opportunities we see for our commercial banking, specialty finance, private wealth and consulting businesses,” President and Chief Executive Officer Corey Chambas said. “Through this share repurchase program we have the ability to opportunistically purchase Company shares in the open market, while continuing to meet the needs of our clients. Our team is laser-focused on building lasting relationships with businesses, business executives, and high net worth individuals, and we intend to remain an important source of strength and stability for growing numbers of clients during this pivotal year of economic recovery across our Wisconsin, Kansas City and other attractive Midwestern markets.”

Financial Highlights

(Unaudited)	As of and for the Three Months Ended			As of and for the Year Ended
(Dollars in thousands, except per share amounts)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net interest income	$22,512	$18,621	$18,474	$77,071	$69,856
Adjusted non-interest income (1)	6,799	7,408	7,231	26,944	23,469
Operating revenue (1)	29,311	26,029	25,705	104,015	93,325
Operating expense (1)	17,591	16,700	16,649	65,619	62,149
Pre-tax, pre-provision adjusted earnings (1)	11,720	9,329	9,056	38,396	31,176
Less:
Provision for loan and lease losses	4,322	3,835	1,472	16,808	2,085
Net loss (gain) on foreclosed properties	54	(121)	(17)	383	224
Amortization of other intangible assets	8	9	7	35	40
SBA recourse (benefit) provision	(330)	57	21	(278)	188
Tax credit investment impairment	328	113	113	2,395	4,094
Loss on early extinguishment of debt	—	—	—	744	—
Add:
Net loss on sale of securities	—	—	(42)	(4)	(46)
Income before income tax expense	7,338	5,436	7,418	18,305	24,499
Income tax expense	1,254	1,143	1,650	1,327	1,175
Net income	$6,084	$4,293	$5,768	$16,978	$23,324
Earnings per share, diluted	$0.71	$0.50	$0.67	$1.97	$2.68
Book value per share	$24.06	$23.45	$22.67	$24.06	$22.67
Tangible book value per share (1)	$22.66	$22.05	$21.27	$22.66	$21.27

Net interest margin	3.69%	3.14%	3.73%	3.40%	3.61%
Adjusted net interest margin (1)	3.25%	3.24%	3.41%	3.28%	3.33%
Efficiency ratio (1)	60.02%	64.16%	64.77%	63.09%	66.59%
Return on average assets	0.93%	0.68%	1.09%	0.70%	1.14%
Pre-tax, pre-provision adjusted return on average assets (1)	1.80%	1.47%	1.72%	1.59%	1.52%
Return on average equity	11.92%	8.58%	11.93%	8.64%	12.55%

Period-end loans and leases receivable	$2,145,970	$2,170,299	$1,714,635	$2,145,970	$1,714,635
Period-end loans and leases receivable, excluding net PPP loans	$1,920,647	$1,844,818	$1,714,635	$1,920,647	$1,714,635
Average loans and leases receivable	$2,185,662	$2,139,439	$1,744,308	$2,011,322	$1,703,971
Period-end in-market deposits	$1,683,008	$1,667,245	$1,378,903	$1,683,008	$1,378,903
Average in-market deposits	$1,690,433	$1,644,704	$1,350,107	$1,568,502	$1,271,128
Allowance for loan and lease losses	$28,521	$30,817	$19,520	$28,521	$19,520
Non-performing assets	$26,651	$36,663	$23,532	$26,651	$23,532
Allowance for loan and lease losses as a percent of total gross loans and leases	1.33%	1.41%	1.14%	1.33%	1.14%
Allowance for loan and lease losses as a percent of total gross loans and leases, excluding net PPP loans	1.48%	1.67%	1.14%	1.48%	1.14%
Non-performing assets as a percent of total assets	1.04%	1.41%	1.12%	1.04%	1.12%
Non-performing assets as a percent of total assets, excluding net PPP loans	1.14%	1.61%	1.12%	1.14%	1.12%
(1)This is a non-GAAP financial measure. Management believes these measures are meaningful because they reflect adjustments commonly made by management, investors, regulators, and analysts to evaluate financial performance, provide greater understanding of ongoing operations, and enhance comparability of results with prior periods. See the section titled Non-GAAP Reconciliations at the end of this release for a reconciliation of GAAP financial measures to non-GAAP financial measures.

COVID-19 Update
Paycheck Protection Program
As of December 31, 2020, the Company had $228.9 million in PPP loans outstanding and $3.5 million in deferred processing fees outstanding. The processing fees are deferred and recognized over the contractual life of the loan, or accelerated when forgiven and repaid, as an adjustment of yield using the interest method. In the fourth quarter, the Company recognized $3.3 million of PPP processing fees in interest income from the federal program launched in 2020. For the year ended December 31, 2020, the Company recognized $5.3 million in PPP fees, recording 60% of the $8.8 million in deferred Small Business Administration (“SBA”) processing fees for loans originated in 2020. The SBA provides a guaranty to the lender of 100% of principal and interest, unless the lender violated an obligation under the agreement. As loan losses are expected to be immaterial, if any at all, due to the guaranty, management excluded the gross PPP loans from the allowance for loan and lease losses calculation.
In January 2021, the Company began accepting applications for the SBA’s second phase of the PPP program, with an emphasis on supporting in-market businesses and non-profit organizations.
Liquidity Sources
Management has reviewed all primary and secondary sources of liquidity in preparation for any unforeseen funding needs due to the COVID-19 pandemic and prioritized based on available capacity, term flexibility, and cost. As of December 31, 2020, the Company had the following sources of liquidity, including the Company’s ability to participate in the Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”):

(Unaudited)	As of
(in thousands)	December 31, 2020	December 31, 2019
Short-term investments	$27,371	$50,995
PPPLF availability	225,323	—
Collateral value of unencumbered loans (FHLB borrowing availability)	250,127	212,516
Market value of unencumbered securities (Fed Discount Window and FHLB borrowing availability)	137,357	174,661
Total sources of liquidity	$640,178	$438,172
In addition to the above primary sources of liquidity, as of December 31, 2020, the Company also had access to $53.5 million in federal funds lines with various correspondent banks and significant experience accessing the highly liquid brokered deposit market.
Capital Strength
The Company’s capital ratios continued to exceed the highest required regulatory benchmark levels.
•Total capital to risk-weighted assets at December 31, 2020 was 11.25%, tier 1 capital to risk-weighted assets was 8.96%, tier 1 leverage capital to adjusted average assets was 7.99%, and common equity tier 1 capital to risk-weighted assets was 8.53%. Tangible common equity to tangible assets was 7.60%. Excluding net PPP loans, tier 1 leverage capital to adjusted average assets and tangible common equity to tangible assets were 8.97% and 8.33%, respectively.
•As previously announced, during the fourth quarter of 2020, the Company’s Board of Directors declared a regular quarterly dividend of $0.165 per share. The dividend was paid on November 12, 2020 to stockholders of record at the close of business on November 2, 2020. Measured against fourth quarter 2020 diluted earnings per share of $0.71, the dividend represents a 23.2% payout ratio. The Board of Directors routinely considers dividend declarations as part of its normal course of business.

Deferral Requests
The Company provided loan modifications deferring payments up to six months to certain borrowers impacted by COVID-19 who were current in their payments at the inception of the Company’s loan modification program. As of December 31, 2020, the Company had deferred loans outstanding of $27.0 million, or 1.4% of gross loans and leases, excluding gross PPP loans, compared to $131.5 million, or 7.1% as of September 30, 2020 and $323.2 million, or 18.6% as of June 30, 2020. The following tables represent a breakdown of the deferred loan balances by industry segment and collateral type:

(Unaudited)	As of
(Dollars in thousands)	December 31, 2020
		Collateral Type
Industries Description	Balance	Real Estate	Non Real Estate
Accommodation and Food Services	$12,229	$12,229	$—
Real Estate and Rental and Leasing	5,975	5,975	—
Manufacturing	3,398	—	3,398
Arts, Entertainment, and Recreation	3,095	1,051	2,044
Transportation and Warehousing	573	—	573
Construction	447	447	—
Professional, Scientific, and Technical Services	383		383
Other Services (except Public Administration)	367	212	155
Health Care and Social Assistance	205	—	205
Educational Services	195	195	—
Administrative and Support and Waste Management and Remediation Services	143		143
Total deferred loan balances	$27,010	$20,109	$6,901
Exposure to Stressed Industries
Certain industries are widely expected to be particularly impacted by social distancing, quarantines, and the economic impact of the COVID-19 pandemic, such as the following:

(Unaudited)	As of
(Dollars in thousands)	December 31, 2020		September 30, 2020		June 30, 2020
Industries:	Balance	% Gross Loans and Leases (1)	Balance	% Gross Loans and Leases (1)	Balance	% Gross Loans and Leases (1)
Retail (2)	$62,719	3.3%	$66,696	3.6%	$70,028	4.0%
Hospitality	80,832	4.2%	78,786	4.3%	73,502	4.2%
Entertainment	14,208	0.7%	16,323	0.9%	16,675	1.0%
Restaurants & Food Service	24,854	1.3%	26,728	1.4%	24,884	1.4%
Total outstanding exposure	$182,613	9.5%	$188,533	10.2%	$185,089	10.6%
(1)Excluding net PPP loans.
(2)Includes $48.9 million, $52.0 million, and $51.7 million in loans secured by commercial real estate as of December 31, 2020, September 30, 2020, and June 30, 2020, respectively.

As of December 31, 2020, the Company had no meaningful direct exposure to the energy sector, airline industry, or retail consumer, and does not participate in shared national credits.
Because of the significant uncertainties related to the ultimate duration of the COVID-19 pandemic and its effects on our clients and prospects, and on the national and local economy as a whole, there can be no assurances as to how the pandemic may ultimately affect the Company’s loan portfolio.

Fourth Quarter 2020 Compared to Third Quarter 2020
Net interest income increased $3.9 million, or 20.9%, to $22.5 million.
•Net interest income benefited from both an increase in average loans and leases and fees received in lieu of interest. Fees in lieu of interest, which can vary from quarter to quarter based on client-driven activity, totaled $4.7 million, compared to $1.5 million. Excluding fees in lieu of interest, net interest income increased $653,000, or 3.8%.
•Average loans and leases receivable, excluding net PPP loans in both periods of comparison, increased $87.0 million, or 19.2% annualized, to $1.903 billion.
•The yield on average interest-earning assets increased 47 basis points to 4.22% from 3.75%. Excluding average net PPP loans, the PPP loan interest income of $718,000, and the aforementioned fees in lieu of interest, the yield earned on average interest-earning assets decreased 13 basis points to 3.76% from 3.89%. The rate paid for average total bank funding decreased nine basis points to 0.45% from 0.54%. Total bank funding is defined as total deposits plus Federal Home Loan Bank (“FHLB”) advances, Federal Reserve Discount Window advances, and Federal Reserve PPPLF advances.
•Net interest margin increased 55 basis points to 3.69% from 3.14%. Adjusted net interest margin, excluding fees in lieu of interest and other recurring but volatile components of net interest margin, increased to 3.25% from 3.24%.
Provision for loan and leases losses increased $487,000, or 12.7%, to $4.3 million.
•The increase in provision for loan and lease losses included $6.7 million in charge-offs, partially offset by the release of $5.2 million in related specific reserves.
•Changes in the general reserve increased the provision for loan and lease losses $1.3 million due to historical loss rate updates from net charge-off activity, $1.0 million due to qualitative factor changes in our commercial real estate portfolio, and $639,000 due to loan growth.
•In January of 2021, the Company received a recovery of approximately $2.0 million on a loan charged off in a prior year. While this recovery will have a positive impact on the Company’s provision for loan and lease losses in the first quarter of 2021, it is not necessarily indicative of a trend or a reflection of the Company’s ultimate provision for the first quarter.
Non-interest income decreased $609,000, or 8.2%, to $6.8 million.
•Commercial loan interest rate swap fee income decreased $1.4 million, or 55.9%, to $1.1 million compared to $2.4 million. Interest rate swaps continue to be an attractive product for the Company’s commercial borrowers, although associated fee income can vary from period to period based on client demand and the interest rate environment in any given quarter.
•Gains on sale of SBA loans increased $540,000, or 71.1%, to $1.3 million compared to $760,000. The Company’s pipeline continues to grow period over period and management believes the gain on sale of traditional SBA loans (i.e., SBA loans unrelated to PPP loans), while variable based on timing of closings, will continue to increase annually at a measured pace over time.
•Private wealth management fee income increased $41,000, or 1.9% to $2.2 million. Trust assets under management and administration measured a record $2.249 billion at December 31, 2020, up $231.5 million, or 45.9% annualized, primarily due to increased equity market values.
•Other fee income increased $238,000, or 35.2%, to $914,000 compared to $676,000. The increase is primarily due to gain on sale of state tax credits totaling $275,000 in the quarter.
Non-interest expense increased $893,000, or 5.3%, to $17.7 million.
•Compensation expense increased $288,000, or 2.4%, to $12.1 million mainly due to an increase in the Company’s performance-based incentive compensation accrual based on estimated full year 2020 results. Despite an elevated provision for loan and lease losses tempering the Company’s return on average assets, record loans, deposits, and fee income drove superior revenue growth and efficiency in 2020 when compared to the Company’s performance targets. In addition, average full-time equivalent employees increased to 301 for the quarter ended December 31, 2020, compared to 295 for the quarter ended September 30, 2020, the majority of which were producers.
•The Company recognized $216,000 in expense due to the remaining impairment of a federal historic tax credit investment, which corresponded with the recognition of a $270,000 tax credit during the quarter. No federal historic tax credit investments were recognized in the third quarter of 2020.
•The Company established a $461,000 credit valuation adjustment (“CVA”) related to the commercial loan interest rate swap program. The CVA represents a change in the market value of the Company’s commercial loan interest rate swaps to estimate potential borrower credit risk within the portfolio. The CVA can vary from period to period based on the size of the portfolio, credit metrics, and the interest rate environment in any given quarter. There was no CVA as of September 30, 2020.
Total period-end loans and leases receivable, excluding net PPP loans in both periods of comparison, increased $75.8 million, or 16.4% annualized, to $1.921 billion.
•Commercial and industrial (“C&I”) loans, excluding net PPP loans, increased $42.1 million, or 36.4% annualized. Management believes the timely investments in producers in our counter cyclical commercial banking products, such as asset-based lending and accounts receivable financing, have positioned C&I lending to increase throughout the current economic cycle.
•Commercial real estate (“CRE”) loans increased $32.6 million, or 9.8% annualized, with growth coming from owner occupied and multi-family properties. Recent success in driving above-average CRE growth comes as established commercial lenders hired over the past 18 months were able to bring many of their high-quality relationships with them to the Bank.
“Despite economic headwinds and uncertainty in 2020 from the fallout of the COVID-19 pandemic, our business banking team remained steadfast in pursuing new relationships and going deeper with existing relationships,” said Chambas. “This commitment resulted in well above-industry loan growth across our lending products, particularly in traditional commercial lending, small business, and accounts receivable financing.” Chambas continued, “While economic uncertainty lingers in 2021, we believe our proactive investment in talent over the past two years, including in our counter cyclical specialty finance business lines, positions us well to continue our trend of double-digit loan growth moving forward and to meet our long-standing net interest margin goal of 3.50%.”
Total period-end in-market deposits increased $15.8 million to $1.683 billion and the average rate paid decreased seven basis points to 0.20%.
•Transaction accounts and money market accounts increased $39.8 million and $4.6 million, respectively, while certificates of deposits decreased $28.7 million.
•Client preferences continued to shift away from term deposits due to the low interest rate environment, while management attributes the continued increase in transaction accounts to successful business development efforts and our existing clients’ preference for safety and soundness amid the economic uncertainty created by the COVID-19 pandemic.
Period-end wholesale funding, including FHLB advances, Federal Reserve Discount Window advances, Federal Reserve PPPLF advances, brokered deposit, and deposits gathered through internet deposit listing services, decreased $46.2 million to $567.0 million.
•Wholesale deposits increased $18.4 million to $172.5 million, mainly due to adding non-maturity brokered deposits at a favorable rate compared to alternative funding sources. Excluding these deposits, wholesale deposits decreased as the existing portfolio runoff is replaced by in-market deposits and lower cost FHLB advances to match-fund long-term fixed rate loans and fund loan growth. The average rate paid on wholesale deposits decreased 37 basis points to 0.96% and the weighted average original maturity of brokered certificates of deposit decreased to 4.1 years from 4.3 years.
•FHLB advances decreased $35.0 million to $394.5 million. The average rate paid on FHLB advances decreased 13 basis points to 1.30% and the weighted average original maturity increased to 5.5 years from 5.1 years.
•During the second quarter of 2020, management tested the availability of the Federal Reserve PPPLF due to the uncertainty of when PPP loans would be required to close and fund. As of December 31, 2020, the Company had no PPPLF advances outstanding.
Non-performing assets decreased $10.0 million, or 27.3%, to $26.7 million, or 1.04% of total assets, compared to $36.7 million, or 1.41% of total assets. The reduction in non-performing assets was principally due to the successful exit of a $4.3 million legacy SBA loan in the manufacturing industry, $3.3 million charge-off of previously reserved legacy SBA loan in the restaurant industry, and a $2.8 million charge-off of a previously reserved conventional loan in the hospitality industry. Excluding net PPP loans, non-performing assets were 1.14% of total assets, compared to 1.61% as of September 30, 2020.

The allowance for loan and lease losses decreased $2.3 million, or 7.5%, compared to September 30, 2020 primarily due to a $5.2 million release of specific reserve corresponding with $6.6 million in net charge-offs. The decrease in specific reserve was partially offset by a $2.9 million increase in the general reserve principally due to historical loss rate updates from net charge-off activity, qualitative factor changes in our commercial real estate portfolio, and loan growth.
•The allowance for loan and lease losses as a percent of total gross loans and leases was 1.33% compared to 1.41%.
•Excluding net PPP loans, the allowance for loan and leases losses as a percent of total gross loans and leases was 1.48%, compared to 1.67% as of September 30, 2020.

Fourth Quarter 2020 Compared to Fourth Quarter 2019
Net interest income increased $4.0 million, or 21.9%, to $22.5 million.
•Net interest income benefited from an increase in average loans and leases, increase in fees received in lieu of interest, and significant reduction in interest expense paid on deposits. Fees in lieu of interest totaled $4.7 million, compared to $1.8 million. Excluding fees in lieu of interest, net interest income increased $1.1 million, or 6.8%.
•Average loans and leases receivable, excluding PPP loans in both periods of comparison, increased $159.1 million, or 9.1%, to $1.903 billion.
•The yield earned on average interest-earning assets decreased 95 basis points to 4.22% from 5.17%. Excluding average net PPP loans, related interest income of $718,000, and the aforementioned fees in lieu of interest, the yield earned on average interest-earning assets decreased 104 basis points to 3.76% from 4.80%. The rate paid for average total bank funding decreased 97 basis points to 0.45% from 1.42%. The average effective federal funds rate decreased 156 basis points to 0.09% from 1.65%.
•Net interest margin decreased four basis points to 3.69% from 3.73%. Adjusted net interest margin decreased 16 basis points to 3.25% from 3.41%.
Non-interest income decreased $390,000, or 5.4%, to $6.8 million.
•Commercial loan interest rate swap fee income decreased $1.2 million to $1.1 million compared to $2.3 million.
•Gains on sale of SBA loans increased $835,000 to $1.3 million compared to $465,000.
•Private wealth management fee income increased $135,000, or 6.5%, to $2.2 million. Trust assets under management and administration measured a record $2.249 billion at December 31, 2020, up $356.8 million, or 18.9%.
•Other fee income decreased $272,000, or 22.9%, to $914,000 compared to $1.2 million. The decrease is primarily due to the decrease in returns on investments in mezzanine funds.
Non-interest expense increased $878,000, or 5.2%, to $17.7 million. Operating expense increased $942,000, or 5.7%, to $17.6 million.
•Compensation expense increased $1.1 million, or 10.1%, to $12.1 million. Average full-time equivalent employees increased to 301, up 9.8% for the quarter ended December 31, 2020, compared to 274 for the quarter ended December 31, 2019.
•Marketing expense decreased $199,000, or 32.6%, to $411,000 due to temporary postponement of various marketing plans due to the COVID-19 pandemic.
•The Company recognized $216,000 in expense due to the remaining impairment of a federal historic tax credit investment, which corresponded with the recognition of a $270,000 tax credit during the quarter, compared to no tax credit activity in the fourth quarter of 2019.
•Other non-interest expense decreased $518,000, or 32.8%, to $1.1 million. The decrease was principally due to a one-time right-of-use impairment of $299,000 recognized during the fourth quarter of 2019 from vacating and subleasing unused office space in our Kansas City market. In addition, general business-related expenses decreased due to the Company’s adherence to COVID-19 restrictions.
Total period-end loans and leases receivable, excluding net PPP loans in both periods of comparison, increased $206.0 million, or 12.0%, to $1.921 billion.
•C&I loans, excluding net PPP loans, increased $3.6 million, or 0.7%.
•CRE loans increased $205.0 million, or 17.8%, driven by an increase across all CRE categories.

Total period-end in-market deposits increased $304.1 million, or 22.1%, to $1.683 billion and the average rate paid decreased 94 basis points to 0.20%.
•Transaction accounts increased $409.3 million and money market accounts decreased $32.9 million.
•Certificates of deposits decreased $72.3 million as client preferences continued to shift towards more liquid products due to the low interest rate environment.
Period-end wholesale funding increased $120.5 million to $567.0 million.
•Wholesale deposits increased $21.0 million to $172.5 million mainly due to adding non-maturity brokered deposits at a favorable rate compared to alternative funding sources. Excluding these deposits, wholesale deposits decreased as the existing portfolio runoff is replaced by in-market deposits and lower cost FHLB advances to match-fund long-term fixed rate loans and fund loan growth. The average rate paid on brokered certificates of deposit decreased 145 basis points to 0.96% and the weighted average original maturity decreased to 4.1 years from 5.3 years.
•FHLB advances increased $99.5 million to $394.5 million. The average rate paid on FHLB advances decreased 79 basis points to 1.30% and the weighted average original maturity increased to 5.5 years from 5.4 years.
Non-performing assets increased modestly to $26.7 million, or 1.04% of total assets, compared to $23.5 million, or 1.12% of total assets. Excluding net PPP loans, non-performing assets were 1.14% of total assets.
The allowance for loan and lease losses increased 46.1% primarily due to an increase in the general and specific reserve driven by the COVID-19 pandemic.
•The allowance for loan and lease losses as a percent of total gross loans and leases was 1.33% compared to 1.14%.
•Excluding net PPP loans, the allowance for loan and leases losses as a percent of total gross loans and leases was 1.48%.

About First Business Financial Services, Inc.
First Business Financial Services, Inc., (Nasdaq: FBIZ) is the parent company of First Business Bank. First Business Bank specializes in business banking, including commercial banking and specialty finance, private wealth, and bank consulting services, and through its refined focus, delivers unmatched expertise, accessibility, and responsiveness. Specialty finance solutions are delivered through First Business Bank’s wholly owned subsidiary First Business Specialty Finance, LLC. For additional information, visit firstbusiness.bank.
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect First Business Bank’s current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results, or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties, and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. Such statements are subject to risks and uncertainties, including among other things:
•Adverse changes in the economy or business conditions, either nationally or in our markets, including, without limitation, the adverse effects of the COVID-19 pandemic on the global, national, and local economy.
•The effect of the COVID-19 pandemic on the Corporation’s credit quality, revenue, and business operations.
•Competitive pressures among depository and other financial institutions nationally and in our markets.
•Increases in defaults by borrowers and other delinquencies.
•Our ability to manage growth effectively, including the successful expansion of our client service, administrative infrastructure, and internal management systems.
•Fluctuations in interest rates and market prices.
•Changes in legislative or regulatory requirements applicable to us and our subsidiaries.
•Changes in tax requirements, including tax rate changes, new tax laws, and revised tax law interpretations.
•Fraud, including client and system failure or breaches of our network security, including our internet banking activities.
•Failure to comply with the applicable SBA regulations in order to maintain the eligibility of the guaranteed portion of SBA loans.

For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K for the year ended December 31, 2019, the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2020, and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
Edward G. Sloane, Jr.
Chief Financial Officer
608-232-5970
esloane@firstbusiness.bank

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$56,909	$51,728	$42,391	$94,986	$67,102
Securities available-for-sale, at fair value	183,925	179,274	171,680	175,564	173,133
Securities held-to-maturity, at amortized cost	26,374	28,897	29,826	30,774	32,700
Loans held for sale	8,695	15,049	13,672	6,331	5,205
Loans and leases receivable	2,145,970	2,170,299	2,056,863	1,743,399	1,714,635
Allowance for loan and lease losses	(28,521)	(30,817)	(27,464)	(22,748)	(19,520)
Loans and leases receivable, net	2,117,449	2,139,482	2,029,399	1,720,651	1,695,115
Premises and equipment, net	1,998	2,130	2,266	2,427	2,557
Foreclosed properties	34	613	1,389	1,669	2,919
Right-of-use assets	5,814	6,141	6,272	6,590	6,906
Bank-owned life insurance	52,188	51,798	51,433	51,056	42,761
Federal Home Loan Bank stock, at cost	13,578	15,153	13,470	9,733	7,953
Goodwill and other intangible assets	12,018	12,024	11,925	11,872	11,922
Accrued interest receivable and other assets	88,855	99,558	95,091	84,721	48,506
Total assets	$2,567,837	$2,601,847	$2,468,814	$2,196,374	$2,096,779
Liabilities and Stockholders’ Equity
In-market deposits	$1,683,008	$1,667,245	$1,620,616	$1,383,299	$1,378,903
Wholesale deposits	172,508	154,130	89,759	116,827	151,476
Total deposits	1,855,516	1,821,375	1,710,375	1,500,126	1,530,379
Federal Home Loan Bank advances and other borrowings	419,167	483,517	465,007	412,892	319,382
Junior subordinated notes	10,062	10,058	10,054	10,051	10,047
Lease liabilities	6,386	6,728	6,877	7,211	7,541
Accrued interest payable and other liabilities	70,544	79,384	78,939	70,437	35,274
Total liabilities	2,361,675	2,401,062	2,271,252	2,000,717	1,902,623
Total stockholders’ equity	206,162	200,785	197,562	195,657	194,156
Total liabilities and stockholders’ equity	$2,567,837	$2,601,847	$2,468,814	$2,196,374	$2,096,779

STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended					As of and for the Year Ended
(Dollars in thousands, except per share amounts)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Total interest income	$25,770	$22,276	$22,761	$23,372	$25,613	$94,179	$102,040
Total interest expense	3,258	3,655	3,873	6,322	7,139	17,108	32,184
Net interest income	22,512	18,621	18,888	17,050	18,474	77,071	69,856
Provision for loan and lease losses	4,322	3,835	5,469	3,182	1,472	16,808	2,085
Net interest income after provision for loan and lease losses	18,190	14,786	13,419	13,868	17,002	60,263	67,771
Private wealth management service fees	2,208	2,167	2,124	2,112	2,073	8,611	8,197
Gain on sale of SBA loans	1,300	760	574	265	465	2,899	1,459
Service charges on deposits	887	881	829	818	789	3,415	3,104
Loan fees	412	478	451	485	451	1,826	1,767
Net loss on sale of securities	—	—	—	(4)	(42)	(4)	(46)
Swap fees	1,078	2,446	1,655	1,681	2,267	6,860	4,165
Other non-interest income	914	676	686	1,057	1,186	3,333	4,777
Total non-interest income	6,799	7,408	6,319	6,414	7,189	26,940	23,423
Compensation	12,145	11,857	10,796	11,052	11,030	45,850	42,021
Occupancy	556	570	554	572	563	2,252	2,293
Professional fees	909	943	859	819	957	3,530	3,703
Data processing	668	679	710	677	639	2,734	2,562
Marketing	411	356	352	461	610	1,580	2,221
Equipment	294	310	304	291	292	1,199	1,230
Computer software	1,028	1,017	966	889	929	3,900	3,414
FDIC insurance	479	312	239	208	46	1,238	641
Collateral liquidation cost	47	45	115	121	10	328	119
Net loss (gain) on foreclosed properties	54	(121)	348	102	(17)	383	224
Tax credit investment impairment	328	113	1,841	113	113	2,395	4,094
SBA recourse (benefit) provision	(330)	57	(30)	25	21	(278)	188
Loss on early extinguishment of debt	—	—	744	—	—	744	—
Other non-interest expense	1,062	620	545	816	1,580	3,043	3,985
Total non-interest expense	17,651	16,758	18,343	16,146	16,773	68,898	66,695
Income before income tax expense (benefit)	7,338	5,436	1,395	4,136	7,418	18,305	24,499
Income tax expense (benefit)	1,254	1,143	(1,928)	858	1,650	1,327	1,175
Net income	$6,084	$4,293	$3,323	$3,278	$5,768	$16,978	$23,324

Per common share:
Basic earnings	$0.71	$0.50	$0.38	$0.38	$0.67	$1.97	$2.68
Diluted earnings	0.71	0.50	0.38	0.38	0.67	1.97	2.68
Dividends declared	0.165	0.165	0.165	0.165	0.15	0.66	0.60
Book value	24.06	23.45	23.04	22.83	22.67	24.06	22.67
Tangible book value	22.66	22.05	21.65	21.44	21.27	22.66	21.27
Weighted-average common shares outstanding(1)	8,417,216	8,404,084	8,392,197	8,388,666	8,442,675	8,384,464	8,515,375
Weighted-average diluted common shares outstanding(1)	8,417,216	8,404,084	8,392,197	8,388,666	8,442,675	8,384,464	8,515,375

(1)Excluding participating securities.

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	December 31, 2020			September 30, 2020			December 31, 2019
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,353,333	$12,875	3.81%	$1,282,132	$12,340	3.85%	$1,161,802	$14,319	4.93%
Commercial and industrial loans(1)	768,869	11,149	5.80%	791,909	8,133	4.11%	523,237	9,239	7.06%
Direct financing leases(1)	25,071	278	4.44%	26,129	258	3.95%	28,439	308	4.33%
Consumer and other loans(1)	38,389	355	3.70%	39,269	374	3.81%	30,830	330	4.28%
Total loans and leases receivable(1)	2,185,662	24,657	4.51%	2,139,439	21,105	3.95%	1,744,308	24,196	5.55%
Mortgage-related securities(2)	170,400	742	1.74%	167,326	833	1.99%	172,539	1,047	2.43%
Other investment securities(3)	39,647	183	1.85%	34,004	171	2.01%	23,132	126	2.18%
FHLB stock	14,608	179	4.90%	12,835	161	5.02%	7,958	97	4.88%
Short-term investments	31,418	9	0.11%	21,287	6	0.11%	32,985	147	1.78%
Total interest-earning assets	2,441,735	25,770	4.22%	2,374,891	22,276	3.75%	1,980,922	25,613	5.17%
Non-interest-earning assets	162,010			165,844			126,443
Total assets	$2,603,745			$2,540,735			$2,107,365
Interest-bearing liabilities
Transaction accounts	$482,670	250	0.21%	$445,687	259	0.23%	$221,446	629	1.14%
Money market	655,581	287	0.18%	642,881	318	0.20%	676,255	2,345	1.39%
Certificates of deposit	78,693	308	1.57%	110,891	513	1.85%	146,128	888	2.43%
Wholesale deposits	171,718	414	0.96%	160,067	533	1.33%	172,033	1,036	2.41%
Total interest-bearing deposits	1,388,662	1,259	0.36%	1,359,526	1,623	0.48%	1,215,862	4,898	1.61%
FHLB advances	404,174	1,309	1.30%	379,915	1,356	1.43%	304,049	1,590	2.09%
Federal Reserve PPPLF	10,297	9	0.35%	29,605	26	0.35%	—	—	—%
Other borrowings	24,419	400	6.55%	24,403	370	6.06%	24,462	371	6.07%
Junior subordinated notes	10,059	281	11.17%	10,056	280	11.14%	10,045	280	11.15%
Total interest-bearing liabilities	1,837,611	3,258	0.71%	1,803,505	3,655	0.81%	1,554,418	7,139	1.84%
Non-interest-bearing demand deposit accounts	473,489			445,245			306,278
Other non-interest-bearing liabilities	88,496			91,810			53,271
Total liabilities	2,399,596			2,340,560			1,913,967
Stockholders’ equity	204,149			200,175			193,398
Total liabilities and stockholders’ equity	$2,603,745			$2,540,735			$2,107,365
Net interest income		$22,512			$18,621			$18,474
Interest rate spread			3.51%			2.94%			3.33%
Net interest-earning assets	$604,124			$571,386			$426,504
Net interest margin			3.69%			3.14%			3.73%

(1)The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.
(2)Includes amortized cost basis of assets available for sale and held to maturity.
(3)Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.
(4)Represents annualized yields/rates.

NET INTEREST INCOME ANALYSIS (CONTINUED)

(Unaudited)	For the Year Ended
(Dollars in thousands)	December 31, 2020			December 31, 2019
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,245,886	$51,188	4.11%	$1,142,201	$58,330	5.11%
Commercial and industrial loans(1)	701,328	35,487	5.06%	500,058	35,251	7.05%
Direct financing leases(1)	26,564	1,039	3.91%	30,462	1,276	4.19%
Consumer and other loans(1)	37,544	1,446	3.85%	31,250	1,372	4.39%
Total loans and leases receivable(1)	2,011,322	89,160	4.43%	1,703,971	96,229	5.65%
Mortgage-related securities(2)	173,084	3,548	2.05%	161,969	4,069	2.51%
Other investment securities(3)	31,809	639	2.01%	26,661	568	2.13%
FHLB and FRB stock	11,576	671	5.80%	7,398	357	4.83%
Short-term investments	37,314	161	0.43%	35,344	817	2.31%
Total interest-earning assets	2,265,105	94,179	4.16%	1,935,343	102,040	5.27%
Non-interest-earning assets	154,511			113,692
Total assets	$2,419,616			$2,049,035
Interest-bearing liabilities
Transaction accounts	$392,577	1,448	0.37%	$222,244	3,408	1.53%
Money market	651,402	2,842	0.44%	617,341	10,576	1.71%
Certificates of deposit	111,698	2,198	1.97%	156,048	3,852	2.47%
Wholesale deposits	142,591	2,434	1.71%	225,302	5,122	2.27%
Total interest-bearing deposits	1,298,268	8,922	0.69%	1,220,935	22,958	1.88%
FHLB advances	379,891	5,507	1.45%	286,464	6,219	2.17%
Federal Reserve PPPLF	15,207	54	0.36%	—	—	—%
Other borrowings	24,472	1,509	6.17%	25,236	1,895	7.51%
Junior subordinated notes	10,054	1,116	11.10%	10,040	1,112	11.08%
Total interest-bearing liabilities	1,727,892	17,108	0.99%	1,542,675	32,184	2.09%
Non-interest-bearing demand deposit accounts	412,825			275,495
Other non-interest-bearing liabilities	82,337			45,047
Total liabilities	2,223,054			1,863,217
Stockholders’ equity	196,562			185,818
Total liabilities and stockholders’ equity	$2,419,616			$2,049,035
Net interest income		$77,071			$69,856
Interest rate spread			3.17%			3.19%
Net interest-earning assets	$537,213			$392,668
Net interest margin			3.40%			3.61%

(1)The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.
(2)Includes amortized cost basis of assets available for sale and held to maturity.
(3)Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

PROVISION FOR LOAN AND LEASE LOSS COMPOSITION

(Unaudited)	For the Three Months Ended					For the Year Ended
(Dollars in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Change in general reserve due to subjective factor changes	$1,008	$(766)	$2,388	$2,831	$(117)	$5,460	$(378)
Change in general reserve due to historical loss factor changes	1,274	(16)	(54)	(255)	406	949	(391)
Charge-offs	6,685	505	817	131	2,194	8,139	3,356
Recoveries	(68)	(23)	(64)	(177)	(73)	(332)	(366)
Change in specific reserves on impaired loans, net	(5,216)	2,974	2,122	436	(954)	316	(1,032)
Change due to loan growth, net	639	1,161	260	216	16	2,276	896
Total provision for loan and lease losses	$4,322	$3,835	$5,469	$3,182	$1,472	$16,808	$2,085

PERFORMANCE RATIOS

	For the Three Months Ended					For the Year Ended
(Unaudited)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Return on average assets (annualized)	0.93%	0.68%	0.55%	0.62%	1.09%	0.70%	1.14%
Return on average equity (annualized)	11.92%	8.58%	6.70%	7.14%	11.93%	8.64%	12.55%
Efficiency ratio	60.02%	64.16%	61.22%	67.74%	64.77%	63.09%	66.59%
Interest rate spread	3.51%	2.94%	3.12%	3.10%	3.33%	3.17%	3.19%
Net interest margin	3.69%	3.14%	3.34%	3.44%	3.73%	3.40%	3.61%
Average interest-earning assets to average interest-bearing liabilities	132.88%	131.68%	132.82%	126.41%	127.44%	131.09%	125.45%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Non-accrual loans and leases	$26,617	$36,050	$24,095	$27,897	$20,613
Foreclosed properties	34	613	1,389	1,669	2,919
Total non-performing assets	26,651	36,663	25,484	29,566	23,532
Performing troubled debt restructurings	46	47	49	134	140
Total impaired assets	$26,697	$36,710	$25,533	$29,700	$23,672

Non-accrual loans and leases as a percent of total gross loans and leases	1.24%	1.66%	1.17%	1.60%	1.20%
Non-performing assets as a percent of total gross loans and leases plus foreclosed properties	1.24%	1.68%	1.23%	1.69%	1.37%
Non-performing assets as a percent of total assets	1.04%	1.41%	1.03%	1.35%	1.12%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.33%	1.41%	1.33%	1.30%	1.14%
Allowance for loan and lease losses as a percent of non-accrual loans and leases	107.15%	85.48%	113.98%	81.54%	94.70%

ASSET QUALITY RATIOS - EXCLUDING NET PPP LOANS (1)

(Unaudited)	As of
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Non-accrual loans and leases as a percent of total gross loans and leases	1.38%	1.95%	1.38%	1.60%	1.20%
Non-performing assets as a percent of total gross loans and leases plus foreclosed properties	1.38%	1.98%	1.46%	1.69%	1.37%
Non-performing assets as a percent of total assets	1.14%	1.61%	1.19%	1.35%	1.12%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.48%	1.67%	1.57%	1.30%	1.14%
(1)Net PPP loans outstanding as of December 31, 2020, September 30, 2020, and June 30, 2020, were $225.3 million, $325.5 million, and $320.0 million, respectively. The other periods presented did not have any PPP loans outstanding.

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended					For the Year Ended
(Dollars in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Charge-offs	$6,685	$505	$817	$131	$2,194	$8,139	$3,356
Recoveries	(68)	(23)	(64)	(177)	(73)	(332)	(366)
Net charge-offs (recoveries)	$6,617	$482	$753	$(46)	$2,121	$7,807	$2,990
Net charge-offs (recoveries) as a percent of average gross loans and leases (annualized)	1.21%	0.09%	0.15%	(0.01)%	0.49%	0.39%	0.18%
Annualized net charge-offs (recoveries) as a percent of average gross loans and leases, excluding average net PPP loans(1)	1.39%	0.11%	0.17%	(0.01)%	0.49%	0.43%	0.18%
(1)Average net PPP loans outstanding for the three months ended December 31, 2020, September 30, 2020, and June 30, 2020 and year ended December 31, 2020, were $282.3 million, $323.1 million, $252.8 million, and $215.0 million, respectively. The other periods presented did not have any PPP loans outstanding.

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Total capital to risk-weighted assets	11.25%	11.42%	11.97%	11.74%	12.01%
Tier I capital to risk-weighted assets	8.96%	9.09%	9.57%	9.45%	9.77%
Common equity tier I capital to risk-weighted assets	8.53%	8.64%	9.08%	8.96%	9.27%
Tier I capital to adjusted assets	7.99%	8.04%	8.29%	9.33%	9.27%
Tangible common equity to tangible assets	7.60%	7.29%	7.56%	8.41%	8.74%
Tangible common equity to tangible assets, excluding net PPP loans	8.33%	8.34%	8.69%	8.41%	8.74%

LOAN AND LEASE RECEIVABLE COMPOSITION

(Unaudited)	As of
(in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Commercial real estate:
Commercial real estate - owner occupied	$253,882	$240,706	$229,994	$224,075	$226,614
Commercial real estate - non-owner occupied	564,532	565,781	533,211	511,363	516,652
Land development	49,839	50,864	44,299	48,045	51,097
Construction	141,043	142,726	133,375	131,060	109,057
Multi-family	311,556	287,583	244,496	211,594	217,322
1-4 family	38,284	38,857	36,823	34,220	33,359
Total commercial real estate	1,359,136	1,326,517	1,222,198	1,160,357	1,154,101
Commercial and industrial	732,318	790,349	781,239	519,900	503,402
Direct financing leases, net	22,331	24,743	25,525	26,833	28,203
Consumer and other:
Home equity and second mortgages	7,833	7,106	6,706	6,513	7,006
Other	28,897	29,341	29,737	30,416	22,664
Total consumer and other	36,730	36,447	36,443	36,929	29,670
Total gross loans and leases receivable	2,150,515	2,178,056	2,065,405	1,744,019	1,715,376
Less:
Allowance for loan and lease losses	28,521	30,817	27,464	22,748	19,520
Deferred loan fees	4,545	7,757	8,542	620	741
Loans and leases receivable, net	$2,117,449	$2,139,482	$2,029,399	$1,720,651	$1,695,115

LEGACY SBA 7(a) AND EXPRESS LOAN COMPOSITION (1)

(Unaudited)	As of
(in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Performing loans:
Off-balance sheet loans	$23,354	$26,017	$28,843	$31,212	$35,029
On-balance sheet loans	11,117	15,175	16,554	17,935	19,697
Gross loans	34,471	41,192	45,397	49,147	54,726
Non-performing loans:
Off-balance sheet loans	1,931	2,574	1,640	4,887	7,290
On-balance sheet loans	7,435	9,561	9,725	13,833	12,037
Gross loans	9,366	12,135	11,365	18,720	19,327
Total loans:
Off-balance sheet loans	25,285	28,591	30,483	36,099	42,319
On-balance sheet loans	18,552	24,736	26,279	31,768	31,734
Gross loans	$43,837	$53,327	$56,762	$67,867	$74,053
(1)Defined as SBA 7(a) and Express loans originated in 2016 and prior.

DEPOSIT COMPOSITION

(Unaudited)	As of
(in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Non-interest-bearing transaction accounts	$472,818	$452,268	$433,760	$301,657	$293,573
Interest-bearing transaction accounts	503,992	484,761	413,214	343,064	273,909
Money market accounts	641,504	636,872	656,741	609,883	674,409
Certificates of deposit	64,694	93,344	116,901	128,695	137,012
Wholesale deposits	172,508	154,130	89,759	116,827	151,476
Total deposits	$1,855,516	$1,821,375	$1,710,375	$1,500,126	$1,530,379
TRUST ASSETS COMPOSITION

(Unaudited)	As of
(in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Trust assets under management	$2,061,772	$1,841,986	$1,704,019	$1,519,632	$1,726,538
Trust assets under administration	187,228	175,521	169,388	144,822	165,660
Total trust assets	$2,249,000	$2,017,507	$1,873,407	$1,664,454	$1,892,198

NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company’s management believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE
“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Common stockholders’ equity	$206,162	$200,785	$197,562	$195,657	$194,156
Goodwill and other intangible assets	(12,018)	(12,024)	(11,925)	(11,872)	(11,922)
Tangible common equity	$194,144	$188,761	$185,637	$183,785	$182,234
Common shares outstanding	8,566,960	8,561,714	8,575,134	8,571,134	8,566,044
Book value per share	$24.06	$23.45	$23.04	$22.83	$22.67
Tangible book value per share	22.66	22.05	21.65	21.44	21.27

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
“Tangible common equity to tangible assets’’ is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Common stockholders’ equity	$206,162	$200,785	$197,562	$195,657	$194,156
Goodwill and other intangible assets	(12,018)	(12,024)	(11,925)	(11,872)	(11,922)
Tangible common equity	$194,144	$188,761	$185,637	$183,785	$182,234
Total assets	$2,567,837	$2,601,847	$2,468,814	$2,196,374	$2,096,779
Goodwill and other intangible assets	(12,018)	(12,024)	(11,925)	(11,872)	(11,922)
Tangible assets	$2,555,819	$2,589,823	$2,456,889	$2,184,502	$2,084,857
Tangible common equity to tangible assets	7.60%	7.29%	7.56%	8.41%	8.74%
Period-end net PPP loans	225,323	325,481	320,036	—	—
Tangible assets, excluding net PPP loans	$2,330,496	$2,264,342	$2,136,853	$2,184,502	$2,084,857
Tangible common equity to tangible assets, excluding net PPP loans	8.33%	8.34%	8.69%	8.41%	8.74%

EFFICIENCY RATIO & PRE-TAX, PRE-PROVISION ADJUSTED EARNINGS
“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of the SBA recourse provision, impairment of tax credit investments, losses or gains on foreclosed properties, amortization of other intangible assets and other discrete items, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. “Pre-tax, pre-provision adjusted earnings” is defined as operating revenue less operating expense. In the judgment of the Company’s management, the adjustments made to non-interest expense and non-interest income allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items. The information provided below reconciles the efficiency ratio and pre-tax, pre-provision adjusted earnings to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Year Ended
(Dollars in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Total non-interest expense	$17,651	$16,758	$18,343	$16,146	$16,773	$68,898	$66,695
Less:
Net loss (gain) on foreclosed properties	54	(121)	348	102	(17)	383	224
Amortization of other intangible assets	8	9	9	9	7	35	40
SBA recourse (benefit) provision	(330)	57	(30)	25	21	(278)	188
Tax credit investment impairment	328	113	1,841	113	113	2,395	4,094
Loss on early extinguishment of debt	—	—	744	—	—	744	—
Total operating expense (a)	$17,591	$16,700	$15,431	$15,897	$16,649	$65,619	$62,149
Net interest income	$22,512	$18,621	$18,888	$17,050	$18,474	$77,071	$69,856
Total non-interest income	6,799	7,408	6,319	6,414	7,189	26,940	23,423
Less:
Net loss on sale of securities	—	—	—	(4)	(42)	(4)	(46)
Adjusted non-interest income	6,799	7,408	6,319	6,418	7,231	26,944	23,469
Total operating revenue (b)	$29,311	$26,029	$25,207	$23,468	$25,705	$104,015	$93,325
Efficiency ratio	60.02%	64.16%	61.22%	67.74%	64.77%	63.09%	66.59%

Pre-tax, pre-provision adjusted earnings (b - a)	$11,720	$9,329	$9,776	$7,571	$9,056	$38,396	$31,176
Average total assets	$2,603,745	$2,540,735	$2,425,767	$2,104,862	$2,107,365	$2,419,616	$2,049,035
Pre-tax, pre-provision adjusted return on average assets	1.80%	1.47%	1.61%	1.44%	1.72%	1.59%	1.52%

ADJUSTED NET INTEREST MARGIN
“Adjusted Net Interest Margin” is a non-GAAP measure representing net interest income excluding the fees in lieu of interest and other recurring but volatile components of net interest margin divided by average interest-earning assets less average net PPP loans, if any, and other recurring but volatile components of average interest-earning assets. Fees in lieu of interest are defined as prepayment fees, asset-based loan fees, non-accrual interest, and loan fee amortization. In the judgment of the Company’s management, the adjustments made to net interest income allow investors and analysts to better assess the Company’s net interest income in relation to its core client-facing loan and deposit rate changes by removing the volatility that is associated with these recurring but volatile components. The information provided below reconciles the net interest margin to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Year Ended
(Dollars in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Interest income	$25,770	$22,276	$22,761	$23,372	$25,613	$94,179	$102,040
Interest expense	3,258	3,655	3,873	6,322	7,139	17,108	32,184
Net interest income (a)	22,512	18,621	18,888	17,050	18,474	77,071	69,856
Less:
Fees in lieu of interest	4,749	1,511	2,257	798	1,840	9,315	6,479
PPP loan interest income	718	833	647	—	—	2,198	—
FRB interest income and FHLB dividend income	188	167	134	301	208	789	934
Add:
FRB PPPLF interest expense	9	26	18	—	—	54	—
Adjusted net interest income (b)	$16,866	$16,136	$15,868	$15,951	$16,426	$64,823	$62,443
Average interest-earning assets (c)	$2,441,735	$2,374,891	$2,258,759	$1,981,887	$1,980,922	$2,265,105	$1,935,343
Less:
Average net PPP loans	282,259	323,082	252,834	—	—	215,025	—
Average FRB cash and FHLB stock	45,611	33,756	69,176	37,989	34,565	46,595	34,149
Average non-accrual loans and leases	36,013	26,931	25,386	22,209	21,738	27,656	23,937
Adjusted average interest-earning assets (d)	$2,077,852	$1,991,122	$1,911,363	$1,921,689	$1,924,619	$1,975,829	$1,877,257
Net interest margin (a / c)	3.69%	3.14%	3.34%	3.44%	3.73%	3.40%	3.61%
Adjusted net interest margin (b / d)	3.25%	3.24%	3.32%	3.32%	3.41%	3.28%	3.33%